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                                                                    EXHIBIT 4.13

                                 FIFTH AMENDMENT
                                       OF
                       NORTHWESTERN STEEL AND WIRE COMPANY
                           401(k) SALARY DEFERRAL PLAN
           (As Amended and Restated Effective as of January 1, 1993)


         WHEREAS, Northwestern Steel and Wire Company, an Illinois corporation (the "company"), maintains the Northwestern Steel and Wire Company 401(k) Salary Deferral Plan (As Amended and Restated Effective as of January 1, 1993) (the "plan"); and

         WHEREAS, the plan has been amended, and further amendment of the plan now is considered desirable;

         NOW, THEREFORE, by virtue of the power reserved to the company under subsection 12.1 of the plan, and in exercise of the authority delegated to the undersigned officers of the company by resolution of its Board of Directors, the plan, as amended, is hereby further amended effective as of January 1, 1998, by substituting the following for the first sentence of subsection 3.5 of the plan:

         "Except as otherwise provided below, a participant's 'earnings' means his total cash compensation for services rendered to an employer as an employee, including over-time pay, bonuses (other than profit sharing bonuses), retirement incentives, retirement incentive bonuses, and the amount of compensation that, but for the participant's salary deferral contributions, would be payable to the participant by his employer, but excluding any gain on the exercise of stock options, any other stock-based compensation, relocation allowances, the amount of benefits received pursuant to the terms of the Northwestern Steel and Wire Company Separation Pay Plan or the Northwestern Steel and Wire Company Shutdown Allowance Plan, and the amount of a participant's profit sharing bonus and profit sharing bonus deferral contributions (if any)."


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         IN WITNESS WHEREOF, the undersigned duly authorized officers of the company have caused the foregoing amendment to be executed this 30 day of October, 1998.

                         NORTHWESTERN STEEL AND WIRE COMPANY,
                         an Illinois corporation

                         By  /s/ Andrew Moore
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                         Its Vice President - Human Resources
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ATTEST:

/s/ T. M. Vercillo
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Its Chief Financial Officer
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